Exhibit (h)(107)

Fund Exception Authorization Approval Form[1]

●	Agreement Modified:	Master Services Agreement between Capitol Series Trust and Ultimus Fund Solutions, LLC (“Ultimus”), dated December 21, 2016, as amended (the “Agreement”). Capitalized terms used herein, and not otherwise defined, shall have the meaning ascribed to them in the Agreement.

●	Subject Fund:	Preserver Alternative Opportunities Fund (the “Fund”)

●	Effective Date:	August 1, 2022

●	Description of Modification(s):

1.	Ultimus hereby agrees to waive $[REDACTED] in total of the base annual fee for Fund Accounting Fees and Fund Administration fees set forth in Fund Accounting Fee Letter and Fund Administration Fee Letter, dated March 18, 2021 for a period of twenty- four (24) months following the Effective Date.

●	Authorized By:

Signature:	/s/ Gary Tenkman
Print Name:	Gary Tenkman
Title:	Chief Executive Officer
Date:	July 18, 2022

[1]	Except as expressly set forth in this Fund Exception Authorization Approval Form, the terms of the Agreement shall continue in full force and effect and the rights and obligations of the parties to the Agreement shall not be deemed waived (in whole or in part) or otherwise modified.